UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Seagate Technology public limited company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Email Communication sent to Seagate Employee Recordholders on April 8, 2021

As a fellow Seagate employee and shareholder, I wanted to reach out to remind you to please vote your shares for our upcoming shareholder meetings, which are being held on April 14, 2021 in respect of our proposed corporate reorganization of the Seagate group of companies. You should have received your Proxy Statement and two separate voting cards by mail (or email), one for the Court Meeting and one for the Extraordinary General Meeting. You can vote online by going to www.proxyvote.com or by telephone by calling +1 800 690 6903 and following the telephone prompts. Make sure to have your proxy cards in hand when you access the website or call by phone.

Alternatively, we have retained Georgeson to act as our solicitor in connection with the shareholder meetings. If you have any questions or need assistance in voting your shares please contact Georgeson collect at +1 781 575 2137 or toll free (within the United States) at +1 800 891 3214 any time Monday through Friday 9:00 a.m.-11:00 p.m. (NYC Time) and Saturday 12:00-6:00 p.m. (NYC Time).

I encourage you to complete and return each of your proxy cards as soon as possible so that your votes are counted. The Seagate Board of Directors has recommended that shareholders vote “For” each of the matters before the Court Meeting and the EGM.

On behalf of the Board of Directors, we thank you for your continued support.

Regards,

Dave